Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 28, 2015 (except for Note 25 and the effects thereof, which is as of October 26, 2015) with respect to the consolidated financial statements of Xtera Communications, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 12, 2015